Exhibit 23.6
CONSENT OF FEARNLEY FONDS ASA
We hereby consent to the use of our opinion letter dated July 25, 2011 to the Special Committee of the Board of Directors of OceanFreight Inc. (“OceanFreight”) included as Annex C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form F-4 of Ocean Rig UDW Inc relating to the proposed transaction involving DryShips Inc and OceanFreight and to the references to such opinion in such Proxy Statement/Prospectus under the headings “Transaction Summary — The OceanFreight Special Committee has received an opinion from OceanFreight’s Financial Advisor,” “The Transaction — Background of the Transaction” and “The Transaction — Opinion of OceanFreight’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do were thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Eivind Hadler-Olsen for Fearnley Fonds ASA
Eivind Hadler-Olsen, managing director
October 11, 2011